Exhibit 4

STRICTLY CONFIDENTIAL

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of June 22, 2026 by and among People Incorporated, a Delaware corporation (the “Company”), Barry Diller, an individual (“Mr. Diller”), Alexander von Furstenberg, an individual (“Mr. von Furstenberg”), Diane von Furstenberg, an individual (“Ms. von Furstenberg” and, together with Mr. Diller and Mr. von Furstenberg, the “Diller Parties”). Each of the Diller Parties and the Company is referred to herein as a “Party” and, collectively, as the “Parties”.

WHEREAS, as of the date hereof, the Diller Parties Beneficially Own (as defined below) 889,947 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and 5,789,499 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”); and

WHEREAS, the Parties desire to set forth certain agreements herein.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.            Voting Matters. On each matter brought to a vote at any annual or special meeting of the Company’s stockholders, and, subject to Section 2 below, in connection with any action proposed to be taken by written consent of the Company’s stockholders in lieu of a stockholder meeting, each of the Diller Parties shall, and shall use commercially reasonable efforts to cause the other members of the Diller Group (as defined below) to, vote or, subject to Section 2 below, duly execute and deliver a stockholder consent with respect to, as applicable, such member of the Diller Group’s allocable share of any Voting Securities that are Beneficially Owned by the Diller Group in excess of the Voting Cap Threshold (as defined below) (the “Excess Voting Securities”) in such manner (and, for the avoidance of doubt, giving effect to any differences in voting power of the Voting Securities) so as to vote the Excess Voting Securities in the same proportion as the stockholders (other than the Excluded Parties) vote their Voting Securities in respect of such matter (disregarding stockholders that do not vote). The Parties will reasonably cooperate to share information for purposes of this Agreement. The voting of Excess Voting Securities pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Excess Voting Securities pursuant to the Agreement need not make explicit reference to the terms of this Agreement. The Excess Voting Securities shall be allocated proportionately among the members of the Diller Group in proportion to the total ownership percentage of applicable Voting Securities Beneficially Owned by each such member (giving effect to any differences in voting power of the Voting Securities). For the avoidance of doubt, other than with respect to the treatment of the Excess Voting Securities, nothing in this Agreement shall in and of itself create any right or responsibility of any member of the Diller Group to vote any Voting Securities in any manner (nor any agreement among members of the Diller Group as to the voting of any Voting Securities), which decisions shall reside in such member’s respective individual or fiduciary capacity.

Notwithstanding anything to the contrary herein, the provisions of this Section 1 shall not apply to any separate class vote of the Class B Common Stock or the Common Stock, as applicable, including any such separate class vote that is required under applicable law or the terms of the certificate of incorporation of the Company as then in effect, provided that (i) in the case of a separate class vote of the Class B Common Stock, the Diller Group collectively Beneficially Owns 50.1% or more of the outstanding Class B Common Stock as of the record date for determining the holders of Class B Common Stock entitled to vote separately as a class on such matter, and (ii) in the case of a separate class vote of the Common Stock, the Diller Group collectively Beneficially Owns less than 48.5% of the outstanding Common Stock (disregarding any shares of Common Stock Beneficially Owned as a result of Beneficial Ownership of shares of Class B Common Stock) as of the record date for determining the holders of Common Stock entitled to vote separately as a class on such matter.

In connection with each vote or written consent to which this Section 1 applies, the Company shall cooperate with the Diller Parties and the Diller Group in order to permit compliance with this Section 1, including providing information regarding the outstanding voting power of the Voting Securities and the vote of the holders of Voting Securities (other than the Excluded Parties) on such matter, and the Diller Parties and the Diller Group shall be entitled to rely on such information.

2.            Action by Written Consent.  For so long as this Agreement is in effect, the Diller Parties shall not, and shall use commercially reasonable efforts to cause the other members of the Diller Group not to, initiate or participate in, or encourage any other person to initiate or participate in, or otherwise facilitate, any action by written consent of stockholders of the Company in lieu of a meeting of stockholders, unless the Board of Directors of the Company, acting upon the recommendation of an Independent Committee, has directed the solicitation of such action by written consent.

3.            Termination. This Agreement may be terminated, and shall cease to be of any further force and effect, (i) upon the mutual agreement of the Company and the Diller Parties; provided that the Parties agree that the Company’s assent to any such termination shall not be valid, and shall be of no force and effect, unless approved in advance by a duly empowered Independent Committee and (ii) automatically (and without any requirement to give notice), upon the earlier of (a) the Diller Group collectively ceasing to Beneficially Own 30% or more of the voting power of the Voting Securities then outstanding and (b) the occurrence of a Change of Control.

4.            Amendments and Waivers. This Agreement may be amended or modified, and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by each of the Parties; provided that the Parties agree that the Company’s assent to any such amendment, modification or waiver shall not be valid, and shall be of no force and effect, unless approved in advance by a duly empowered Independent Committee.

5.            Certain Definitions. For purposes of this Agreement, the following terms shall have the definitions provided below:

“Affiliates” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person; provided that (a) any member of the Diller Group (other than the Company and its subsidiaries) shall not be deemed to be an Affiliate of the Company and its subsidiaries, (b) the Company and its subsidiaries shall not be deemed to be Affiliates of any member of the Diller Group (other than the Company and the Company Subsidiaries) for any purpose hereunder and (c) no public company or private company engaged in business other than as a holder of Voting Securities shall be deemed to be a member of the Diller Group or an Affiliate of any member of the Diller Group. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Beneficial Ownership” or “Beneficially Own”, when used with respect to any securities, shall mean having “beneficial ownership” of such securities as determined within the meaning given to such term in Rule 13d-3 under the Exchange Act and a person’s or entity’s Beneficial Ownership of Common Stock shall be calculated in accordance with such Rule.

“Board of Directors” means the board of directors of the Company.

“Change of Control” means the earlier to occur of:

(A) the date that a reorganization, merger, consolidation, statutory conversion, domestication, recapitalization or similar transaction involving the Company is consummated, unless at least 50% of the voting power of the outstanding Voting Securities of the surviving, resulting or continuing entity (including, without limitation, an entity which as a result of such transaction owns the Company either directly or through one or more subsidiaries) are Beneficially Owned by the persons who were the Beneficial Owners of the outstanding Voting Securities of the Company immediately prior to such transaction in substantially the same proportions on a voting power basis as their Beneficial Ownership, immediately prior to such transaction, of the outstanding Voting Securities of the Company;

(B) the date that any one person acquires, or persons acting as a group acquire (or such person or persons has or have acquired as of the date of the most recent acquisition by such person or persons) (in each case, other than the Diller Group), Beneficial Ownership of Voting Securities of the Company possessing a majority of the total voting power of the Voting Securities of the Company; or

(C) the date that any one person acquires, or persons acting as a group acquire (or such person or persons has or have acquired as of the date of the most recent acquisition by such person or persons) (in each case, other than the Diller Group), assets constituting all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis.

“Descendants Trusts” means certain trusts holding shares of Common Stock and/or Class B Common Stock for the benefit of certain members of Mr. Diller’s family, over which Mr. Diller has sole investment power and Ms. Von Furstenberg has sole voting power as of the date of this Agreement, as set forth on Schedule A to this Agreement.

“Diller Group” means (A) Mr. Diller, (B) Ms. Von Furstenberg, (C) Mr. von Furstenberg, (D) The Arrow 1999 Trust, dated September 16, 1999, as amended, (E) the TALT Trust, (F) any Descendants Trusts, (G) any other trust holding shares of Common Stock and/or Class B Common Stock for the benefit of members of Mr. Diller’s family, or (H) any Affiliate or immediate family member of the foregoing, and shall include the heirs, successors and assigns of the foregoing, in each case who Beneficially Own Voting Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Parties” means (A) the Diller Group, (B) the Section 16 Officers, (C) each member of the Board of Directors of the Company who is or is serving as, or at any time within the five-year period immediately preceding his or her appointment to the Board of Directors, was or was serving as, a director, officer, manager (including a managing member), trustee, general partner (general or limited) or other fiduciary, agent, advisor, employee, stockholder, member, limited partner, beneficiary or equity holder of any member of the Diller Group, or (D) the immediate family members of any of the foregoing.

“Independent Committee” means a committee of the Board consisting entirely of directors that the Board has determined in good faith to be disinterested directors (as that term is defined and used in Section 144 of the Delaware General Corporation Law) with respect to the applicable matter.

“Person” means any natural person, corporation, company, partnership (general or limited, including any limited liability limited partnership), association, limited liability company, limited liability partnership, trust (statutory or common law) or other legal entity or organization.

“Section 16 Officers” means any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

“TALT Trust” means that certain trust holding shares of Class B Common Stock for the benefit of certain members of Mr. Diller’s family, over which Mr. von Furstenberg has sole investment and voting power as of the date of this Agreement.

“Voting Cap Threshold” means the outstanding Voting Securities collectively constituting 48.5% of the total voting power of all of the outstanding Voting Securities of the Company on such matter as of the applicable record date.

“Voting Securities” means, at any time, the shares of any class or series of capital stock of the Company which are then entitled to vote with respect to any matter to be voted on by stockholders of the Company.

6.            Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of this Agreement is hereby waived by the Parties hereto. Any suit or proceeding arising in respect to this Agreement will be tried exclusively in the Court of Chancery of the State of Delaware or, if that court does not have subject matter jurisdiction, in any state or Federal court located in the State of Delaware, and the Parties agree to submit to the jurisdiction of, and to venue in, such courts.

7.            Entire Agreement; No Third-Party Beneficiaries; Joinder. This Agreement constitutes the full, complete and entire understanding, agreement, and arrangement of and between the Parties with respect to the subject matter hereof and supersedes any and all prior oral and written understandings, agreements, negotiations, discussions and arrangements between or among them. There are no other agreements, covenants, promises or arrangements between or among the Parties other than those set forth in this Agreement. This Agreement is not intended to and shall not confer any rights or remedies on any person or entity other than the Parties and their respective heirs, successors and permitted assigns. This Agreement shall be binding upon the heirs, successors and permitted assigns of the Diller Parties who Beneficially Own any shares of Class B Common Stock. The Diller Parties shall use commercially reasonable efforts to ensure that any shares Beneficially Owned by each member of the Diller Group shall be voted in accordance with this Agreement, including by causing any Person having the power to vote or direct the voting of any Class B Common Stock Beneficially Owned by a member of the Diller Group (including as a result of any transfer of such shares) to become a party to this Agreement by execution of a joinder in a form reasonably satisfactory to the Company (a “Joinder Agreement”).

8.            Specific Enforcement. Each Party acknowledges and agrees that each Party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Diller Parties shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions. Each party to this Agreement agrees to use commercially reasonable efforts to cooperate in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance. Notwithstanding anything to the contrary in this Agreement, the Company hereby agrees that specific performance or injunctive relief pursuant to this Section 8 shall be its sole and exclusive remedy with respect to breaches of this Agreement by any Diller Party or other member of the Diller Group, and neither the Company nor any of its Affiliates may pursue or accept any other form of relief (including monetary damages or reimbursement) that may be available at law or in equity for any breach or violation of this Agreement.

9.            Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and authorized in accordance with Section 4 of this Agreement and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.          Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

11.          Independent Committee Matters. For all purposes hereunder, the Company and the Board, as applicable, shall act, including with respect to the granting of any consent, permission or waiver or the making of any determination, only as directed or recommended by an Independent Committee or its designees. Prior to the valid termination of this Agreement in accordance with its terms, the Company and the Board, as applicable, will ensure that an Independent Committee has been established and duly empowered to take all actions required or permitted to be taken by an Independent Committee hereunder, including, without limitation, initiating any action to enforce the terms of the this Agreement or to seek any other remedy for any breach of this Agreement.

12.          Notice. All notices to be given to the Company hereunder shall be in writing and delivered personally or by overnight courier, addressed to the Company at 555 West 18th Street, New York, New York 10011, Attn: General Counsel, or by email to generalcounsel@people.inc. All notices to be given to the Diller Parties hereunder shall be in writing and delivered personally or by overnight courier, addressed to c/o People Incorporated, 555 West 18th Street, New York, NY 10011, Attn: Barry Diller.

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IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement on the date set forth above.

COMPANY:

PEOPLE INCORPORATED

By:	/s/ Kendall Handler
Name:	Kendall Handler
Title:	Executive Vice President, Chief Legal Officer & Secretary

BARRY DILLER

/s/ Barry Diller

DIANE VON FURSTENBERG

/s/ Diane von Furstenberg

ALEXANDER VON FURSTENBERG

/s/ Alexander von Furstenberg